Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

uBid.com Holdings, Inc.
Chicago, Illinois

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated September 29, 2005, except for Note 17 as to which the date is February 3, 2006 relating to the financial statements of uBid, Inc. and our report dated September 29, 2005, relating to the financial statements of uBid, Inc. (a wholly owned subsidiary of CMGI, Inc.), which are contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Seidman, LLP

BDO Seidman, LLP
Chicago, Illinois

February 10, 2006